Exhibit 21.1

List of Subsidiaries

Perseid Therapeutics LLC (Delaware)

Maxygen Holdings (U.S.), Inc. (Delaware)

Maxygen Holdings Ltd. (Cayman Islands)

Maxygen ApS (Denmark)